UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 14 TO
SCHEDULE 13G

FOR THE YEAR ENDED DECEMBER 31, 2007

Under the Securities Exchange Act of 1934

STATE BANCORP, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

855716 - 10 - 6

(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ] (A fee is not required only if the filing person: (1) has a previous statement  on file reporting  beneficial  ownership  of more  than  five  percent  of the  class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Page 1 of 4 pages

1 NAME OF REPORTING PERSON
  S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  STATE BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN
  11 - 3223168
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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) _____
                                                            (b) _____

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3 SEC USE ONLY

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4 CITIZENSHIP OR PLACE OF ORGANIZATION

  JERICHO, N.Y.

--------------------------------------------------------------------------------
NUMBER OF               5 SOLE VOTING POWER

SHARES                          0
                                --------------------------------------------------------
                        6 SHARED VOTING POWER
BENEFICIALLY
                          1,383,930
                                --------------------------------------------------------
OWNED BY                 7 SOLE DISPOSITIVE POWER

EACH REPORTING      1,383,930
                                --------------------------------------------------------
                        8 SHARED DISPOSITIVE POWER

PERSON WITH
                          0
--------------------------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  1,383,930

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

   X
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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.88
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12 TYPE OF REPORTING PERSON

   EP
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 Page 2 of 4 pages

 SCHEDULE 13G
------------------------

Item 1.
     (a)  Name of Issuer - State Bancorp, Inc.
     (b)  Address of Issuer's Principal Executive Offices – Two Jericho Plaza, Jericho, N.Y.  11753

Item 2.
     (a)  Name of Person Filing - State Bancorp, Inc. Employee Stock Ownership Plan
     (b)  Address of Principal Business Office - Two Jericho Plaza, Jericho, N.Y
     (c)  Place of Organization - New York State
     (d)  Title of Class of Securities - Common Stock
     (e)  CUSIP Number - 855716-10-6

Item 3. - If  this  statement  is  filed  pursuant  to  Rule 13d-1(b), or 13d-2(b),  check whether the person filing is a:

     (f)     X            Employee Benefit Plan, Pension Fund which is subject
     ----------------- to the provisions of the Employment Income Security
                             Act of 1974 or Endowment Fund

Item 4.  -  Ownership
    (a) Amount  Beneficially Owned – 1,383,930 shares
    (b) Percent of Class - 9.88
    (c) (i) sole  power to vote or direct  the vote - 0 shares
    (c) (ii) shared power to vote or direct  the vote – 1,383,930 shares
    (c) (iii) sole power to dispose or to direct the disposition of – 1,383,930 shares
    (c) (iv) shared power to dispose or to direct the disposition of - 0  shares

Item 5.
     DOES NOT APPLY

Item 6.
     DOES NOT APPLY

Page  3  of  4  pages

 SCHEDULE 13G
------------------------

 Item 7.
     DOES NOT APPLY

 Item 8.
     DOES NOT APPLY

 Item 9.
     DOES NOT APPLY

 Item 10.  -  Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                                                                                               JANUARY 15, 2008
                                                                                                                                               -----------------------
                                                                                                                                               DATE

                                                                                                                                              /s/ Brian K. Finneran
                                                                                                                                              -----------------------
                                                                                                                                              SIGNATURE

                                                                                                                                              BRIAN K. FINNERAN, CFO
                                                                                                                                              ----------------------------------
                                                                                                                                              NAME / TITLE

Page 4 of 4 pages